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                               EXHIBIT NO. 23.1

                      CONSENT OF INDEPENDENT ACCOUNTANTS

          We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 related to the Teleflex Incorporated Deferred Compensation Plan, of our report dated February 10, 1999, which appears on page 27 of the 1998 Annual Report to Shareholders of Teleflex Incorporated, which is incorporated by reference in Teleflex Incorporated's Annual Report on Form 10-K for the year ended December 27, 1998. We also consent to the incorporation by reference of our report on the Financial Statement Schedule, which appears on page 11 of such Annual Report on Form 10-K.

/s/ PricewaterhouseCoopers LLP
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PricewaterhouseCoopers LLP
Thirty South Seventeenth Street
Philadelphia, Pennsylvania 19103
March 31, 1999